Exhibit 10.1 to Form 8-K dated January 27, 1997

                              Chelsea Atwater, Inc.
                                  Amendment to
                       1994 COMPENSATORY STOCK OPTION PLAN

                    (This Amendment dated December 23, 1996)



1. Amendment of Plan.

     The 1994 Compensatory Stock Option Plan ("Plan") of CHELSEA ATWATER, INC., a Nevada corporation ("Company"), was adopted by the Board of Directors of the Company on September 21, 1994, and approved by the shareholders of the Company on October 10, 1994. This amendment to the Plan, which was adopted by the Board of Directors of the Company on December 23, 1996, effects changes in and makes certain additions to Section 6 of the Plan.

2. Shareholder Approval Not Required.

     This amendment to the Plan is not material and does not fall within any of the categories enumerated in clauses (a), (b) or (c) of Section 12 of the Plan, and therefore this amendment does not require approval by the Company's shareholders.

This amendment to the Plan is not material, is not inconsistent with Section 16(b) of the Securities Exchange Act of 1934, as amended, will not impair the rights of any participant under any CSO theretofore granted, without his consent (unless made solely to conform such CSO to, and necessary because of, changes in the foregoing laws, rules or regulations), and except that no amendment or alteration shall be made without the approval of shareholders which would:

     (a) Increase the total number of shares reserved for the purposes of this Plan (except as provided in Paragraph 9), or change the classes of persons eligible to participate in this Plan as provided in Paragraph 3; or

     (b) Extend the CSO period provided for in Paragraph 6; or

     (c) Extend the expiration date of this Plan as set forth in Paragraph 11.


3. Miscellaneous Matters.

     Terms used in this amendment and not otherwise defined shall have the meanings given them in the Plan. Provisions of the Plan not expressly affected by this amendment shall be deemed to remain in force and effect as originally written.

4. Text of Amendment.

     The text of the section or sections of the Plan herein amended are set forth below as amended, in full and in numerical order:

     "6. Exercise Period; Vesting.

     (a) The CSO exercise period shall be a term of not more than ten (10) years from the date of granting of each CSO and shall automatically terminate:
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          (i) Upon termination of the optionee's employment with the Company for cause, defined as termination for reasons other than layoff due to lack of work, injury, illness, disability, or due to economic reasons unrelated to the optionee's job performance, or for a reason stated in subparagraph 6(b) below;

          (ii) Subject to paragraph (c) below, at the expiration of a period to be determined by the Board of Directors at the time of grant which is not less than one (1) month and not to exceed ten (10) months following the optionee's resignation or the date of termination of the optionee's employment with the Company without cause for any reason other than death; provided, that if the optionee dies within such period, subclause (iii) below shall apply; or

          (iii) At the expiration of twelve (12) months after the date of death of the optionee.

     (b) "Employment with the Company" as used in this Plan shall include (i) employment with, (ii) or as to a consultant, adviser or agent, engagement by, or
(iii) service as a director, of the Company or any Affiliated Corporation in any such capacity, even if employment or engagement in another capacity ceases, and CSOs granted under this Plan shall not be affected by an employee's transfer of employment among the Company and any one or more Affiliated Corporations. An optionee's employment with the Company shall not be deemed interrupted or terminated by a bona fide leave of absence (such as sabbatical leave or employment by the Government) duly approved, military leave or sick leave. An option shall not be affected in the event an optionee suffers a significant diminution in his duties or any significant reduction in his overall compensation.

     (c) The Board or Committee may determine at the time of grant that a CSO granted hereunder shall not vest immediately but over a specified time, in specified amounts per time period, or subject to other restrictions or limitations. Unless otherwise set forth in the granting resolution, a CSO shall vest immediately upon grant. If employment with the Company ceases before a CSO vests, then vesting shall never take place, and unvested CSOs shall then be lost forever. Nothing contained in this Section shall be construed to extend the term of any Option or to permit anyone to exercise an Option after expiration of its term, nor shall it be construed to increase the number of shares as to which any Option is exercisable from the amount exercisable on the date of termination of the optionee's employment or relationship as a consultant or director.


                                        CHELSEA ATWATER, INC.




(SEAL)                                  By: /s/ John D. Brasher Jr.
                                        ---------------------------
                                        John D. Brasher Jr., President, CEO


       ATTEST:




By: /s/ Elisabeth M. Crosse
---------------------------
Secretary or Assistant Secretary


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